SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549




                                   FORM 8-K

                                CURRENT REPORT






                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                March 14, 1995






                      OWENS-CORNING FIBERGLAS CORPORATION
                            A Delaware Corporation




Commission File No. 1-3660                         IRS Employer Identification
                                                   No. 34-4323452




                     Fiberglas Tower, Toledo, Ohio  43659
                         Telephone No. (419) 248-8000

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ITEM 5.  OTHER EVENTS

On March 14, 1995, Owens-Corning Fiberglas Corporation called for redemption all of the company's outstanding 8% Convertible Junior
Subordinated Debentures due 2005.  The redemption date will be April 13,
1995.

The call applies to the $99.8 million of convertible debentures that remain outstanding following the company's previously announced call of convertible debentures held in bearer form.

At the holder's option, bonds called for redemption are convertible into Owens-Corning common stock at a conversion price of $29.75 (33.613 shares of common stock per $1,000 principal amount of debentures) through the redemption date, at which time this option will expire. Bonds not converted will be redeemed at face value along with a 5.6% premium and approximately 2.3% accrued interest.

As long as the price of Owens-Corning's common stock is greater than $32.10 ("cash equivalent price"), holders who convert will receive Owens-Corning common stock (plus cash for fractional shares) with a market value greater than the amount of cash that the holder would otherwise receive upon redemption.

In total, the $99.8 million of outstanding debentures are convertible into approximately 3.4 million new common shares, which are already reflected in the company's fully diluted earnings per share calculation. To fund any cash redemptions, the company has entered into an arrangement with an unaffiliated financial institution under which the company has the option to sell to such institution, at the cash equivalent price, any balance of the 3.4 million new shares not used for conversion.
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                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   OWENS-CORNING FIBERGLAS CORPORATION
                                                 Registrant



Date  March 14, 1995              By /s/ Domenico Cecere
     -------------------          ------------------------------------
                                  Domenico Cecere
                                  Vice President and Controller